Exhibit 99.1

FOR IMMEDIATE RELEASE

PARKWAY ANNOUNCES CONSOLIDATION OF OWNERSHIP IN KEY AUSTIN JOINT VENTURE ASSETS

Increased ownership to 100% of San Jacinto Center and One Congress Plaza, allowing Parkway to more effectively execute its lease-up and value-add strategy

Transferred interests in Frost Bank Tower, 300 West 6th Street and One American Center, generating a 35% unlevered rate of return and further demonstrating Parkway’s successful capital recycling and value creation strategy

Proceeds from the transfer of interests in the three Austin joint venture properties were used to fund the consolidation of ownership in San Jacinto Center and One Congress Plaza and to continue to deleverage Parkway’s balance sheet

ORLANDO, FLORIDA - Nov. 17, 2014 - Parkway Properties, Inc. (NYSE: PKY) announced today that Parkway and The California State Teachers' Retirement System ("CalSTRS") have successfully unwound their joint venture in Austin, Texas. As part of the agreement, Parkway acquired CalSTRS’ 60% interest in San Jacinto Center and One Congress Plaza, resulting in 100% ownership of these two assets, and transferred its 40% interest in Frost Bank Tower, 300 West 6th Street and One American Center to CalSTRS. Parkway also received net proceeds of approximately $43.6 million from CalSTRS in connection with the transaction.

James R. Heistand, President and Chief Executive Officer of Parkway, stated, “Since acquiring our initial interest in the Austin portfolio as part of our merger with Thomas Properties Group, Inc. in December 2013, we’ve successfully executed our business plan and leasing strategy, completing a total of 373,000 square feet of leasing at these five assets at some of the highest rental rates in Parkway’s portfolio. We continue to focus on recycling capital after we believe we have maximized value at a property, simplifying our ownership structure, and improving our capital structure. This transaction achieved all of those objectives: we realized significant value creation at three stabilized assets, consolidated ownership of two value-add assets where we believe we can replicate our recent success and reduced our overall leverage.”

Prior to the termination of the joint venture, Parkway’s pro rata ownership in Austin was 967,000 square feet. Post-closing, Parkway now wholly owns 926,000 square feet, a decrease of 41,000 square feet. In addition, the net proceeds to Parkway of $43.6 million will reduce Parkway’s net debt to EBITDA and will be used to partially fund pending acquisitions.

Acquired Assets: San Jacinto Center and One Congress Plaza

Parkway now has 100% ownership of San Jacinto Center and One Congress Plaza. The two properties total 926,000 square feet and had a weighted average occupancy of 81.3% at October 1, 2014.

San Jacinto Center is a 412,000 square foot Class A office asset located in the Austin central business district. The 21-story building offers exceptional views of downtown Austin as well as Lady Bird Lake and includes approximately 8,000 square feet of ground floor retail. The asset was 86.6% occupied as of October 1, 2014 and is expected to generate an initial full-year cash net operating income yield of 5.6% based on Parkway’s new blended basis.

One Congress Plaza is a 514,000 square foot Class A asset and is directly adjacent to San Jacinto Center. The 30-story building includes a unique landscaped plaza. One Congress Plaza was 77.1% occupied as of October 1, 2014 and is expected to generate an initial full-year cash net operating income yield of 6.0% based on Parkway’s new blended basis.

Details on Parkway’s acquisition of the two Austin assets are as follows:

Asset	Pre-Closing Basis[1] (Gross & PSF)	Implied Acquisition Price (Gross & PSF)	New Blended Basis (Gross & PSF)	Implied Cap Rate on New Blended Basis
San Jacinto Center	$151.8 million	$154.2 million	$153.2 million	5.6%
	$369 PSF	$374 PSF	$372 PSF
One Congress Plaza	$132.6 million	$156.1 million	$146.7 million	6.0%
	$258 PSF	$304 PSF	$285 PSF
Total / Wtd. Avg.	$284.4 million	$310.3 million	$299.9 million	5.8%
	$307 PSF	$335 PSF	$324 PSF
1. The pre-closing basis of Parkway's 40% interest includes the 33% interest acquired through the merger with Thomas Properties Group, Inc. on December 19th, 2013, the 17% interest acquired from Madison International Realty on January 24th, 2014 and subsequent 10% sale to CalSTRS on February 10th, 2014.

Sold Assets: Frost Bank Tower, 300 West 6th Street and One American Center

Frost Bank Tower, 300 West 6th Street and One American Center total approximately 1.5 million square feet and are located in the Austin central business district. These three assets had a weighted average leased percentage of approximately 96.0% as of October 1, 2014, an increase of approximately 900 basis points compared to a weighted average occupancy of approximately 87.0% when the assets were acquired on December 19, 2013. Parkway’s implied gross sale price for the three assets is $627.6 million, or $421 per square foot, compared to its current blended basis of $492.6 million, or $330 per square foot, representing approximately 27.0% price appreciation and a 35.0% unlevered rate of return.

Implied returns on the transfer of the three Austin assets are as follows:

Asset	Pre-Closing Basis[1] (Gross & PSF)	Implied Sales Price (Gross & PSF)	Price Appreciation	Unlevered Rate of Return[2]	Levered Rate of Return[2]	Levered Mutiple of Capital[2]
Frost Bank Tower	$216.9 million	$260.8 million	20%	28%	95%	1.6
	$403 PSF	$485 PSF
300 West 6th Street	$163.4 million	$206.8 million	27%	33%	163%	1.9
	$361 PSF	$457 PSF
One American Center	$112.3 million	$160.0 million	42%	49%	1277%	3.4
	$224 PSF	$319 PSF
Total/Wtd. Avg	$492.6 million	$627.6 million	27%	35%	152%	1.9
	$330 PSF	$421 PSF
1. The pre-closing basis of Parkway's 40% interest includes the 33% interest acquired through the merger with Thomas Properties Group, Inc. on December 19th, 2013, the 17% interest acquired from Madison International Realty on January 24th, 2014 and subsequent 10% sale to CalSTRS on February 10th, 2014.

2. See page 4 of the press release for return metric definitions.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, development and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. At October 1, 2014, Parkway owned or had an interest in 52 office properties located in eight states with an aggregate of approximately 18.5 million square feet of leasable space. Fee-based real estate services are offered through wholly-owned subsidiaries of the Company, which in total managed and/or leased approximately 10.6 million square feet for third-party owners at October 1, 2014.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projections relating to 2014 fully diluted EPS, share of depreciation and amortization, gain on sales of real estate, reported FFO per share, recurring FFO per share, nonrecurring items, net operating income, cap rates, internal rates of return, dividend payment rates, FFO accretion, capital improvements, expected sources of financing, the timing of closing of acquisitions, the ability to dispose of non-core properties, dispositions or other transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; competition in the leasing market; the demand for and market acceptance of the Company’s properties for rental purposes; oversupply of office properties in the Company’s geographic markets; the amount and growth of the Company’s expenses; customer financial difficulties and general economic conditions, including increasing interest rates, as well as economic conditions in the Company’s geographic markets; defaults or non-renewal of leases; risks associated with joint venture partners; risks associated with the ownership and development of real property, including risks related to natural disasters; risks associated with property acquisitions; the failure to acquire or sell properties as and when anticipated; termination or non-renewal of property management contracts;

the bankruptcy or insolvency of companies for which the Company provides property management services or the sale of the related properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate businesses compliance with environmental and other regulations, including real estate and zoning laws; the Company’s inability to obtain financing; the Company’s inability to use net operating loss carry forwards; the Company’s failure to maintain its status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended; and other risks and uncertainties detailed from time to time in the Company’s SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Return Metric Definitions

Unlevered Internal Rate of Return represents the annualized rate of return on invested capital for the period indicated.

Levered Internal Rate of Return represents the annualized rate of return on invested equity capital for the period indicated.

Levered Multiple of Capital represents the sum of cumulative distributable cash flow after debt service and residual value net of debt divided by total paid-in equity capital.

Contact:
Ted McHugh
Director of Investor Relations
(407) 650-0593